SECOND AMENDMENT
TO THE CUSTODY AGREEMENT

THIS SECOND AMENDMENT effective as of the last date on the signature block, to the Custody Agreement (the “Agreement”) dated as of June 7, 2018, as amended, is entered into by and between TRUST FOR CREDIT UNIONS, a Massachusetts trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update the fee schedule on Exhibit C; and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

1.Exhibit C of the Agreement is hereby superseded and replaced in its entirety with Exhibit C attached hereto.

2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR CREDIT UNIONS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jay Johnson	By: /s/ Gregory Farley

Name: Jay Johnson	Name: Greg Farley

Title: President	Title: SVP

Date: October 10, 2022	Date: 11/28/2022

EXHIBIT C
Custody Services Fee Schedule

Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:
___ basis points on the first $ ___ billion
___ basis points on the balance

$___ - Minimum annual fee per fund
Plus, portfolio transaction fees

Portfolio Transaction Fees
■ $ ___ - Book entry DTC transaction, Federal Reserve transaction, principal paydown
■ $ ___- Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
■ $ ___ - Option/SWAPS/future contract written, exercised or expired
■ $ ___0 - Mutual fund trade, Margin Variation Wire and outbound Fed wire
■ $ ___ - Physical security transaction
■ $ ___ - Check disbursement (waived if U.S. Bank is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Chief Compliance Officer Support Fee
■ $ 3,000 per year per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
■ See Additional Services fee schedule for global servicing.
■ $ ___ per custody sub-adviser account per year
■ $ ___per Segregated Custody Account per year
■ $___ filing fee per class action per account, plus 3% of gross proceeds, up to a maximum per recovery not to exceed $ ___
■ No charge for the initial conversion free receipt.
■ Overdrafts - charged to the account at prime interest rate plus 2%, unless a line of credit is in place.
■ Additional fees will apply - Third Party lending.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., margin management services, securities lending services, compliance with new SEC rules and reporting requirements).

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly.

Additional Global Sub-Custodial Services Annual Fee Schedule

Additional Global Sub-Custodial Services Amendments
● None

Global Custody Base Fee
$___ monthly base fee of per fund will apply. If no global assets are held within a given month, the monthly base charge will not apply for that month. "Safekeeping and transaction fees are assessed on security and currency transactions.”

Global Custody Tax Services:
■ $ ___ per annum - Global Filing
■ $ ___ per annum - U.S. Domestic Filing (Only ADRs)
■ Any client who does not elect for tax services (and does them themselves, would be charged an out-of-pocket expense per the normal process).

Miscellaneous Expenses
■ Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
■ A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
■ SWIFT reporting and message fees.